EXECUTION VERSION

TRUMP ENTERTAINMENT RESORTS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of July 16, 2010, by and among TRUMP ENTERTAINMENT RESORTS, INC., a Delaware corporation (the “Company”), and the Backstop Parties (as defined below).

WHEREAS, the Company has filed a joint plan of reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”);

WHEREAS, on or as of the date hereof, (i) the Effective Date as provided for in the Plan and the confirmation order of the Bankruptcy Court (the “Effective Date”) occurred, and (ii) a total of 10,714,286 shares of Common Stock (as defined below) were issued pursuant to the Plan;

WHEREAS, in connection with the Plan, the Backstop Agreement (as defined below) and the Rights Offering (as defined below), the Backstop Parties and certain other investors purchased new shares of Common Stock; and

WHEREAS, this Agreement is made pursuant to the Plan for the benefit of the holders of Registrable Securities (as defined below).  In connection with the Plan, the Company has agreed to provide the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, and in accordance with the Plan and the confirmation order of the Bankruptcy Court, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

(a)           “Advice” As defined in Section 4(b) hereof.

(b)           “Affiliate” With respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)           “Agreement”  As defined in the preamble hereto.

(d)           “Backstop Agreement” As defined in the Plan.

(e)           “Backstop Parties” As defined in the Plan.

(f)           “Bankruptcy Court”  As defined in the recitals hereto.

(g)           “Broker-Dealer” Any broker or dealer registered under the Exchange Act.

(h)           “Business Day”  Any day other than a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions or trust companies located in New York, New York are authorized or obligated to be closed.

(i)           “Certificate of Incorporation”  The Amended and Restated Certificate of Incorporation of the Company, as amended, amended and restated, supplemented or otherwise modified from time to time.

(j)           “Commission” The Securities and Exchange Commission.

(k)           “Common Stock”  As specified in the Certificate of Incorporation.  For purposes of this Agreement, if the Common Stock has been reclassified or changed, or if the Company pays a dividend or makes a distribution on the Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled to hold as a result of such change, reclassification, exchange, dividend, distribution, subdivision or combination.

(l)           “Company”  As defined in the preamble hereto.

(m)           “Company Standstill Period”  As defined in Section 5(b)(i) hereof.

(n)           “Delay Period”  As defined in Section 4(b) hereof.

(o)           “Effective Date”  As defined in the recitals hereto.

(p)           “Exchange Act” The Securities Exchange Act of 1934, as amended.

(q)           “FINRA”  Financial Industry Regulatory Authority.

(r)           “Free Writing Prospectus” Any free writing prospectus, as such term is defined in Rule 405 under the Securities Act, relating to any portion of Registrable Securities.

(s)           “Freely Tradable”  Means, with respect to a share of Common Stock, a share of Common Stock that at any time of determination (i) may be sold to the public in accordance with Rule 144 under the Securities Act or any successor provision thereof (“Rule 144”) without regard to volume, manner of sale or any other restrictions contained in Rule 144 (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied at such time of determination) or Section 1145 of title 11 of the United States Code, as amended, and (ii) does not bear any restrictive legends relating to the Securities Act.

(t)           “Holders” As defined in Section 2(b) hereof.

(u)           “Indemnified Holder” As defined in Section 7(a) hereof.

(v)           “Person” An individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(w)           “Plan” As defined in the recitals hereto.

(x)           “Prospectus” The prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

(y)           “Registrable Securities”  Means, (i) all shares of Common Stock held, or hereafter acquired, by the Backstop Parties and (ii) the shares of Common Stock purchased by a Rights Offering Participant in the Rights Offering; provided that as to any Registrable Securities, such securities shall cease to constitute “Registrable Securities” for purposes of this Agreement if and when (A) a registration statement under the Securities Act with respect to the sale of such securities shall have been declared effective by the Commission and such securities shall have been sold pursuant thereto, (B) such securities are Freely Tradable, or (C) such securities are no longer outstanding.

(z)           “Registration Notice”  As defined in Section 5(a) hereof.

(aa)           “Registration Statement” Any registration statement of the Company relating to the registration for resale of Registrable Securities which is filed pursuant to the provisions of this Agreement, in each case, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

(bb)           “Rights Offering” As defined in the Plan.

(cc)           “Rights Offering Participant” As defined in the Plan.

(dd)           “Securities Act”  The Securities Act of 1933, as amended.

(ee)           “Shelf Filing Deadline” As defined in Section 3(a) hereof.

(ff)           “Underwritten Registration” or “Underwritten Offering” A registration in which securities of the Company are sold to an underwriter for reoffering to the public.

SECTION 2.

SECURITIES SUBJECT TO THIS AGREEMENT

(a)           Registrable Securities.  The securities entitled to the benefits of this Agreement are the Registrable Securities.

(b)           Holders of Registrable Securities.  A Person is deemed to be a holder of Registrable Securities (each, a “Holder”) whenever such Person owns Registrable Securities.

SECTION 3.

SHELF REGISTRATION

(a)           Shelf Registration.  The Company shall:

(i)           cause to be filed a “shelf” Registration Statement pursuant to Rule 415 under the Securities Act as soon as practicable but in any event on or prior to 30 days after the Effective Date (such date being the “Shelf Filing Deadline”), which Registration Statement shall provide for resales of all Registrable Securities the Holders of which shall have provided the information required pursuant to Section 3(c) hereof; and

(ii)           use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the Commission as promptly as possible (unless it becomes effective automatically upon filing), and in any event within 60 days after the obligation to file such Registration Statement arises (or if such 60th day is not a Business Day, the next succeeding Business Day);

provided, however, that if Backstop Parties holding 66-2/3% of the shares of Common Stock held by all the Backstop Parties so elect by written notice to the Company prior to the Shelf Filing Deadline, the Company shall not file such Registration Statement.  In the event that the requisite Backstop Parties suspend the filing of such Registration Statement prior to the Shelf Filing Deadline, the Holders shall have the right, from time to time, to request that the Company cause to be filed a “shelf” Registration Statement with respect to their respective Registrable Securities, in accordance with the terms of this Agreement, at any time after the Effective Date upon no less than 60 days’ prior written notice to the Company.

(b)           Registration Statement Effectiveness.  The Company shall use its commercially reasonable efforts to keep such Registration Statement continuously effective, supplemented and amended as required by the provisions of Sections 4(b) and (c) hereof to the extent necessary to ensure that it is available for resales of securities by the Holders of Registrable Securities entitled to the benefit of Section 3(a), and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of at least two years following the effective date of such Registration Statement (or such shorter period that will terminate when all the securities covered by such Registration Statement have been sold pursuant to such Registration Statement); provided that the Company may for a period of up to 60 days in any three-month period, not to exceed, in the aggregate, 90 days in any calendar year, by written notice to each of the Holders determine that the Registration Statement is not usable under certain circumstances relating to corporate developments, public filings with the Commission and similar events, and suspend the use of the prospectus that is part of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the requirements to file the Registration Statement and to have the Registration Statement become effective and remain effective shall terminate at such time as all of the securities covered by such Registration Statement are Freely Tradable.

(c)           Provision by Holders of Certain Information in Connection with the Registration Statement.  No Holder of Registrable Securities may include any of its Registrable Securities in any Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 20 Business Days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with any Registration Statement or Prospectus or preliminary Prospectus included therein or amendment or supplement thereto or Free Writing Prospectus.  Each Holder as to which any Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

SECTION 4.

REGISTRATION PROCEDURES

(a)           Registration Statement.  In connection with the Registration Statement, if required pursuant to Section 3 hereof, the Company shall comply with all the provisions of Section 4(b) hereof and shall use its commercially reasonable efforts to effect such registration (unless automatically declared effective) to permit the sale of the Registrable Securities being sold in accordance with any method or methods of distribution thereof requested by holders of a majority of the Registrable Securities covered by such Registration Statement (which may, but need not, be an Underwritten Offering).

(b)           General Provisions.  In connection with any Registration Statement and any Prospectus required by this Agreement to permit the sale or resale of Registrable Securities and any Free Writing Prospectus (including, without limitation, any Registration Statement and the related Prospectus required to permit resales of securities by Broker-Dealers and any Free Writing Prospectus related thereto), the Company shall:

(i)           use its commercially reasonable efforts to keep such Registration Statement continuously effective during the period required by this Agreement and provide all requisite financial statements; upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Registrable Securities during the period required by this Agreement, the Company shall file promptly an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its commercially reasonable efforts to cause such amendment to be declared effective (unless automatically declared effective) and such Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as practicable thereafter;

(ii)           prepare and file with the Commission such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period set forth in Section 3, or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

(iii)           advise the underwriter(s), if any, and selling Holders of securities covered by such Registration Statement promptly and, if requested by such Persons, to confirm such advice in writing, (A) when the Prospectus, any Prospectus supplement, any post-effective amendment or any Free Writing Prospectus has been filed, and, with respect to any Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any request by the Commission for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Securities Act, of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, of the issuance by the Commission of a notification of objection to the use of the form on which the Registration Statement has been filed, or of the happening of any event that causes the Company to become an “ineligible issuer,” as defined in Commission Rule 405 and (D) of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading.  If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement or a notification of objection to the use of the form on which the Registration Statement has been filed or if any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or blue sky laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest practicable time;

(iv)           furnish without charge to each selling Holder named in any Registration Statement that has requested such copies, if any, and each of the underwriter(s), if any, before filing with the Commission, copies of any Registration Statement, any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus, which documents will be subject to the review and comment of such requesting Holders and underwriter(s) in connection with such sale, if any, for a period of at least five Business Days, and the Company will not file any such Registration Statement or Prospectus or any amendment or supplement to any such Registration Statement or Prospectus (including all such documents incorporated by reference) to which the Holders or the underwriter(s), if any, shall reasonably object in writing within five Business Days after the receipt thereof (such objection to be deemed timely made upon confirmation of telecopy transmission within such period).  The objection of the Holders or an underwriter, if any, shall be deemed to be reasonable if such Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, contains a material misstatement or omission;

(v)           make available, subject to customary confidentiality agreements, at reasonable times for inspection by the Holders or the managing underwriter(s), if any, participating in any disposition pursuant to such Registration Statement and any attorney or accountant retained by the Holders or any of the underwriter(s), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information, in each case as shall be reasonably necessary to enable any such Holder, underwriter, attorney or accountant to exercise any applicable responsibilities in connection with such Registration Statement or any post-effective amendment thereto subsequent to the filing thereof and prior to its effectiveness and to participate in meetings with investors to the extent reasonably requested by the managing underwriter(s), if any;

(vi)           if requested by any selling Holders of securities covered by such Registration Statement or the underwriter(s), if any, promptly incorporate in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriter(s), if any, may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii)           furnish to each selling Holder and each of the underwriter(s), if any, without charge, at least one copy of the Registration Statement, as first filed with the Commission, and of each amendment thereto, including financial statements and schedules, all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference) unless such documents or exhibits are available on the Commission’s Electronic Data Gathering Analysis and Retrieval system or Interactive Data Electronic Applications system;

(viii)           deliver to each selling Holder of Registrable Securities covered by the Registration Statement and each of the underwriter(s), if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request; the Company hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders and each of the underwriter(s), if any, in connection with the offering and the sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

(ix)           enter into such agreements (including an underwriting agreement), and make such representations and warranties, and take all such other commercially reasonable actions in connection therewith in order to expedite or facilitate the disposition of the Registrable Securities pursuant to any Registration Statement contemplated by this Agreement, all to such extent as may be directed by the holders of a majority of the Registrable Securities covered by such Registration Statement in connection with any sale or resale pursuant to any Registration Statement contemplated by this Agreement; and whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Registration, the Company shall, if directed by the holders of a majority of the Registrable Securities covered by such Registration Statement:

(A)           furnish to each underwriter, if any, in such substance and scope as they may reasonably request and as are customarily made by issuers to underwriters in primary underwritten offerings, upon the date of the effectiveness of the Registration Statement:

(1)           a certificate, dated the date of effectiveness of the Registration Statement, as the case may be, signed by (y) the President or any Vice President and (z) a principal financial or accounting officer of the Company, confirming, as of the date thereof, the matters customarily covered in certificates requested in similar offerings;

(2)           an opinion, dated the date of effectiveness of the Registration Statement, as the case may be, of counsel for the Company, such matters as are customarily covered in opinions requested in similar offerings, and a statement to the effect that such counsel has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, representatives of the underwriter(s), if any, and counsel to the underwriter(s), if any, in connection with the preparation of such Registration Statement and the related Prospectus and have considered the matters required to be stated therein and the statements contained therein, although such counsel has not independently verified the accuracy, completeness or fairness of such statements; and that such counsel advises that, on the basis of the foregoing, no facts came to such counsel’s attention that caused such counsel to believe that the applicable Registration Statement, at the date of the opinion and at the time such Registration Statement or any post-effective amendment thereto became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that the Prospectus contained in such Registration Statement as of its date and as of the date of effectiveness, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading.  Without limiting the foregoing, such counsel may state further that such counsel assumes no responsibility for, and has not independently verified, the accuracy, completeness or fairness of the financial statements, notes and schedules and other financial data included in any Registration Statement contemplated by this Agreement or the related Prospectus, and such opinion may be further subject to customary assumptions and qualifications; and

(3)           a customary comfort letter, dated the date of effectiveness of the Registration Statement, from the Company’s independent accountants, in the customary form and covering matters of the type customarily requested to be covered in comfort letters by underwriters in connection with offerings of the type contemplated by the Registration Statement;

(B)           set forth in full or incorporate by reference in the underwriting agreement, if any, the indemnification provisions and procedures of Section 7 hereof with respect to all parties to be indemnified pursuant to said Section; and

(C)           deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with Section 4(b)(ix)(A) hereof and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company pursuant to this Section 4(b)(ix), if any.

(x)           prior to any public offering of Registrable Securities, cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Registrable Securities under the state securities or blue sky laws of such jurisdictions as the selling Holders or underwriter(s), if any, may request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required to register or qualify as a foreign corporation where it is not then so qualified or to take any action that would subject it to the service of process in suits or to taxation, other than as to matters and transactions relating to the Registration Statement, in any jurisdiction where it is not then so subject;

(xi)           use its commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Registrable Securities, subject to the proviso contained in Section 4(b)(x) hereof;

(xii)           if any fact or event contemplated by Section 4(b)(iii)(D) hereof shall exist or have occurred, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the Holders of Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading;

(xiii)           cooperate and assist in any filings required to be made with the FINRA and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of the FINRA; and

(xiv)           otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as practicable, a consolidated earning statement meeting the requirements of Rule 158 under the Securities Act (which need not be audited) for the twelve-month period (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts Underwritten Offering or (B) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement.

Each Holder agrees by acquisition of a Registrable Security that, upon receipt of any notice from the Company of the existence of any fact of the kind described in Section 4(b)(iii)(D) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the applicable Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(b)(xii) hereof, or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus.  If so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities that was current at the time of receipt of such notice.  In the event the Company shall give any such notice, the time period regarding the effectiveness of such Registration Statement set forth in Section 3 hereof, shall be extended by the number of days (a “Delay Period”) during the period from and including the date of the giving of such notice pursuant to Section 4(b)(iii)(D) hereof to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 4(b)(xii) hereof or shall have received the Advice.

(c)           Underwritten Offerings.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to undertake an Underwritten Offering pursuant to the Registration Statement within six months following any Underwritten Offering.

SECTION 5.

PIGGYBACK REGISTRATION; LOCK-UP PERIODS

(a)           Piggyback Registration Rights.

(i)           Piggyback Registrations.  If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock for the Company’s own account (except pursuant to registrations on Form S-4 or any successor form or on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan) or for the account of any holder of Common Stock of the Company (other than a Holder) on a form that would permit registration of Registrable Securities for sale to the public under the Securities Act, then the Company shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 30 days before the anticipated filing date) (a “Registration Notice”), describing in reasonable detail the proposed registration (including the number and class of securities proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such securities, any proposed managing underwriter of such securities and a good faith estimate by the Company of the proposed maximum offering price of such securities as such price is proposed to appear on the facing page of such registration statement), and offering such Holders the opportunity to register such number of Registrable Securities as each such Holder may request.  Upon the written request of any Holder, given by such Holder to the Company no later than 10 Business Days after the Company’s notice is delivered to such Holder, to register, on the same terms and conditions as the securities otherwise being sold pursuant to such registration, any of such Holder’s Registrable Securities, the Company will use its best efforts to cause such Registrable Securities as to which registration shall have been so requested to be included in the registration statement proposed to be filed by the Company on the same terms and conditions as any similar securities included therein; provided, however, that, notwithstanding the foregoing, the Company may at any time, in its sole discretion, without the consent of any Holder, delay or abandon the proposed offering in which any Holder had requested to participate pursuant to this Section 5(a)(i) or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications.  In such event, the Company shall so notify each Holder that had notified the Company in accordance with this Section 5(a)(i) of its intention to participate in such offering and, except for the obligation of the Company to pay registration expenses pursuant to Section 6, the Company shall incur no liability for its failure to complete any such offering.  There is no limitation on the number of registrations that may be requested by the Holders pursuant to this Section 5(a)(i) which the Company is obligated to effect.

(ii)           Priority on Piggyback Registrations.  If the managing underwriter for an Underwritten Offering to be made by the Company advises the Company in writing that the inclusion of Registrable Securities in such offering would cause an adverse effect on such offering, and the Company notifies, in writing, each Holder that has requested its Registrable Securities be so included of such advice, then (i) the number of such Holder’s or Holders’ Registrable Securities to be included in the Registration Statement shall be reduced to an amount which, in the judgment of such managing underwriter, would eliminate such adverse effect or (ii) if no such reduction would, in the judgment of such managing underwriter, eliminate such adverse effect, then the Company shall have the right to exclude all such Registrable Securities from such Registration Statement; provided, however, that no other securities that are the same as the Registrable Securities that had been requested to be included in a Registration Statement by any Holder pursuant to Section 5(a)(i) are included and offered for the account of any other Person (other than the Company) in such Registration Statement.  Any partial reduction in the number of Registrable Securities to be included in the Registration Statement pursuant to clause (i) of the immediately preceding sentence shall be effected on a pro rata basis among each of the Holders requesting inclusion of Registrable Securities in such Registration Statement and each of the other holders of securities of the Company that are requesting inclusion of securities of the Company in such Registration Statement that are the same as the Registrable Securities that had been requested to be included in such Registration Statement based on the ratio that the number of Registrable Securities or other securities of the Company that each such Holder or each such other holder requested to be included in such Registration Statement bears to the total number of Registrable Securities and other securities of the Company that all Holders and such other holders requested to be included in such Registration Statement.

(iii)           Withdrawals.  Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section 5(a) or may reduce the number of Registrable Securities requested to be included by giving written notice to the Company of its request to withdraw or reduce, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration; provided, however, that such withdrawal or reduction (x) must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration and (y) shall be irrevocable.

(iv)             Underwritten Offerings.

(A)           In connection with the exercise of any piggyback registration rights granted to Holders pursuant to this Section 5, if the registration is to be effected by means of an Underwritten Offering, the Company may condition participation in such registration by any such Holder upon inclusion of the Registrable Securities being so registered in such underwriting and such Holder’s entering into an underwriting agreement.  In addition, such Holders may request that such Registrable Securities be included in any Underwritten Offering, (whether or not on a firm commitment basis).

(B)           With respect to any offering of Registrable Securities pursuant to this Section 5 in the form of an Underwritten Offering, the Company shall select an investment banking firm of national standing to be the managing underwriter for the offering.

(b)           Lock-Up.

(i)           Company Standstill Period.  In the event of an Underwritten Offering of Registrable Securities pursuant to Section 3, the Company agrees not to, without the prior written consent of Holders of a majority of the shares of Common Stock held by all the Holders, effect any public sale or public distribution of any securities (except securities that may be held by the Company for its own account under the relevant registration statement) that are the same as, or similar to, the Registrable Securities, or any securities convertible into, or exchangeable or exercisable for, any securities of the Company that are the same as, or similar to, the Registrable Securities (except pursuant to registrations on Form S-4 or any successor form, or otherwise in connection with the acquisition of a business or assets of a business, a merger, or an exchange offer for the securities of the issuer or another entity, or registrations on Form S-8 or any successor form relating solely to securities offered pursuant to any benefit plan), during the period commencing 15 days prior to the effective date of the Registration Statement relating to such registration and ending on the 90th day after such effective date (the “Company Standstill Period”).

(ii)           Holder Standstill Period.  Each Holder who sells Registrable Securities in an Underwritten Offering pursuant to Section 3 or Section 5(a) agrees not to, without the prior written consent of the managing underwriter for such Underwritten Offering, effect any disposition (except for dispositions included in, or pursuant to, such Underwritten Offering) pursuant to any registration or any public sale or distribution, including pursuant to Rule 144 under the Securities Act, of any Registrable Securities or any securities convertible into, or exchangeable or exercisable for, any securities of the Company that are the same as, or similar to, the Registrable Securities, during the period commencing 15 days prior to the effective date of any registration statement relating to such securities of the Company and ending on the 90th day after such effective date.

SECTION 6.

REGISTRATION EXPENSES

All expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees and expenses (including filings made by any Holder with the FINRA (and, if applicable, the fees and expenses of any “qualified independent underwriter”, and one counsel to such person, that may be required by the rules and regulations of the FINRA)); (ii) all fees and expenses of compliance with federal securities and state securities or blue sky laws; (iii) all expenses of printing (including printing of Prospectuses), messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Company and one counsel to the Holders of Registrable Securities as may be chosen by the Backstop Parties holding a majority in principal amount of the shares of Common Stock held by all the Backstop Parties for whose benefit such Registration Statement is being prepared; and (v) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).

The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

SECTION 7.

INDEMNIFICATION

(a)           The Company agrees to indemnify and hold harmless (i) each Holder and (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Holder (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “controlling person”) and (iii) the respective officers, directors, partners, employees, of any Holder or any controlling person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Indemnified Holder”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, settling, compromising, paying or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Indemnified Holder), joint or several, directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus (or any amendment or supplement thereto) or Free Writing Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by an untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with information relating to any of the Holders furnished in writing to the Company by any of the Holders expressly for use therein.  This indemnity agreement shall be in addition to any liability that the Company may otherwise have.

(b)           Each Holder of Registrable Securities as at the date of the relevant Registration Statement agrees, severally and not jointly, to indemnify and hold harmless the Company and its respective directors, officers and employees, and any Person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, and its respective officers, directors, partners and employees of each such Person, to the same extent as the foregoing indemnity from the Company to each of the Indemnified Holders, but only with respect to claims and actions based on information relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement. This indemnity agreement shall be in addition to any liability that any of the Holders may otherwise have.

(c)           In case any action or proceeding (including any governmental or regulatory investigation or proceeding) shall be brought or asserted against any party indemnified under Section 7(a) or (b) hereof with respect to which indemnity may be sought against the Company, such indemnified party shall promptly notify the Company in writing; provided, however, that the failure to give such notice shall not relieve any of the Company of its obligations pursuant to this Agreement to the extent it is not actually prejudiced as a result of such failure.  In case any such action is brought against any indemnified party, and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), reasonably approved by the indemnifying party, representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

No indemnifying party under this Section 7 shall be liable for any settlement of any such action or proceeding effected without its prior written consent, and each indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss, claim, damage, liability or expense by reason of any settlement of any action effected with the written consent of the indemnifying party, such consent not to be unreasonably withheld or delayed.  No indemnifying party shall, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any indemnified party is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of the indemnified party from all liability arising out of such action, claim, litigation or proceeding, and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7(a) or (b) hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect (i) the relative benefits received by the Company, on the one hand, and the Holders, on the other hand, from the filing of the Registration Statement resulting in such losses, claims, damages, liabilities, judgments, actions or expenses or (ii) if such allocation is not permitted by applicable law, the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of the Company, on the one hand, and of the Indemnified Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Indemnified Holders, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(a) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 7 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under Section 7(d) above; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 7 hereof for purposes of indemnification.

The Company and each Holder of Registrable Securities agree that it would not be just and equitable if contribution pursuant to Section 7(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The Holders’ obligations to contribute pursuant to this Section 7(d) are several in proportion to the respective principal amount of securities held by each of the Holders hereunder and not joint.

SECTION 8.

RULE 144

The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and take any such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable Holders of Registrable Securities to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission.

SECTION 9.

PARTICIPATION IN UNDERWRITTEN REGISTRATIONS

No Holder may participate in any Underwritten Registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all reasonable and customary questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.

SECTION 10.

SELECTION OF UNDERWRITER

The Holders of Registrable Securities covered by the Registration Statement who desire to do so may sell such Registrable Securities in an Underwritten Offering.  In any such Underwritten Offering, subject, however, to the provisions of Section 5(a)(iv)(B), the investment banker(s) and managing underwriter(s) that will administer such offering will be selected by the Holders of a majority of the Registrable Securities included in the Registration Statement; provided, however, that such investment banker(s) and managing underwriter(s) must be reasonably satisfactory to the Company.

SECTION 11.

MISCELLANEOUS.

(a)           Remedies.  The Company hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.

(b)           No Inconsistent Agreements.  The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that conflicts with the provisions hereof.  The Company represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof.

(c)           Amendments and Waivers.  The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Backstop Parties holding a majority of the shares of Common Stock held by all the Backstop Parties.

(d)           Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case as follows: (i) in the case of any Holder, to such Holder at its address or facsimile number set forth in the stock records of the Company; and (ii) in the case of the Company, to the Secretary of the Company at the Company’s principal place of business.  A party may change its address for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 11(d).

(e)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation, and without the need for an express assignment, subsequent Holders of Registrable Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Registrable Securities from such Holder.

(f)           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(g)           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h)           Governing Law; Consent to Jurisdiction and Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.  The Company and each Holder hereby submits to the exclusive jurisdiction of (i) the Bankruptcy Court, (ii) the courts of the State of Delaware, and (iii) the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York, and any judicial proceeding brought against the Company or any Holder with respect to any dispute arising out of this Agreement or any matter related hereto shall be brought only in such courts.  The Company and each Holder hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Company and each Holder hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 11(d), or in any other manner permitted by law.  THE COMPANY AND EACH HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

(i)           Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(j)           Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ Robert M. Pickus
Name: Robert M. Pickus
Title: Chief Administrative Officer, Secretary and General Counsel

AVENUE NJ ENTERTAINMENT, LLC

By: Avenue NJ Entertainment Holdings, LLC, its managing member

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.

By:	/s/ Carney Hawks
Name: Carney Hawks
Title: Partner

CONTINENTAL CASUALTY COMPANY

By:	/s/ Marilou R. McGirr
Name: Marilou R. McGirr
Title: Vice President and Assistant Treasurer

CONTRARIAN FUNDS, LLC

By: Contrarian Capital Management, LLC, as manager

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

GOLDENTREE ASSET MANAGEMENT, LP, as investment advisor on behalf of certain of its managed funds

By:	/s/ George Hartigan
Name: George Hartigan
Title: Director of Operations GoldenTree Asset Management, LP

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.), LLC

By:	/s/ Jeff Given
Name: Jeff Given
Title: Vice President

NORTHEAST INVESTORS TRUST

By:	/s/ Bruce H. Monrad
Name: Bruce H. Monrad
Title: Trustee

INTERSTATE 15 HOLDINGS, L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Kenneth Liang
Name: Kenneth Liang
Title: Authorized Signatory

By:	/s/ Kaj Vazales
Name: Kaj Vazales
Title: Authorized Signatory

POLYGON GLOBAL OPPORTUNITIES MASTER FUND

By: Polygon Investment Partners LLP, as investment adviser

By:	/s/ Brandon L. Jones
Name: Brandon L. Jones
Title: Co-Head, Private Investments